UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Light & Wonder, Inc.
(Exact name of registrant as specified in its charter)

Nevada	81-0422894
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6601 Bermuda Road
Las Vegas, Nevada 89119
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A (Amendment No. 3) is being filed by Light & Wonder, Inc. (the “Company”) to reflect the expiration of the Company’s preferred stock purchase rights (the “Rights”) registered on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on June 19, 2017, as amended by the Form 8-A/A (Amendment No. 1) filed with the SEC on January 10, 2018 and the Form 8-A/A (Amendment No. 2) filed with the SEC on June 19, 2020.

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

On June 19, 2023, the Amended and Restated Rights Agreement, dated as of January 10, 2018 (the “2018 Rights Plan”, as previously amended by the first amendment, dated as of June 16, 2020 (the “First Amendment”), the “Amended and Restated Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, expired in accordance with its terms and is of no further force or effect. At the time of the expiration of the Amended and Restated Rights Agreement, the Rights expired and are no longer outstanding.

The foregoing summary of the 2018 Rights Agreement and the First Amendment does not purport to be complete and is qualified in its entirety by the full text of the 2018 Rights Agreement and the First Amendment, copies of which are filed as Exhibits 4.1 and 4.2 hereto and are incorporated herein by reference.

ITEM 2. EXHIBITS

Exhibit No.	Description

3.1
Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock of Light & Wonder, Inc. filed with the Nevada Secretary of the State on August 5, 2022 (incorporated by reference to Exhibit 3.1(b) to Light & Wonder, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022).

4.1
Amended and Restated Rights Agreement, dated as of January 10, 2018, between Light & Wonder, Inc,  (formerly known as Scientific Games Corporation) and American Stock Transfer & Trust Company, LLC which includes the Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Light & Wonder, Inc. as Exhibit A, the Form of Right Certificate as Exhibit B, the Summary of Rights to Purchase Shares of Preferred Stock of Light & Wonder, Inc. as Exhibit C and the Form of Consent to Jurisdiction as Exhibit D (incorporated by reference to Exhibit 4.3 to Scientific Games Corporation’s Current Report on Form 8-K filed on January 10, 2018).

4.2
Amendment to Amended and Restated Rights Agreement, dated as of June 16, 2020, between Light & Wonder, Inc. (formerly known as Scientific Games Corporation) and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Scientific Games Corporation’s Current Report on Form 8-K filed on June 19, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHT & WONDER, INC.

By:	/s/ Constance P. James
Name: Constance P. James
Title: Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Date:  June 20, 2023